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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]

                                November 4, 2002

Board of Directors
ITC/\DeltaCom, Inc.
1791 O.G. Skinner Drive
West Point, GA  31833

Gentlemen:

     This firm has acted as counsel to ITC/\DeltaCom, Inc., a Delaware corporation (the "Company"), in connection with its registration, pursuant to a registration statement on Form S-8 (the "Registration Statement"), of 4,500,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company, issuable under the ITC/\DeltaCom, Inc. Stock Incentive Plan (the "Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1. A copy of the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     2. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on October 29, 2002 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     3. The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

     4. Resolutions of the Board of Directors of the Company or a duly authorized committee thereof, adopted effective as of October 9, 2002 and October 29, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the adoption of the Plan.

     5. A certificate of an officer of the Company, dated the date hereof, as to certain facts relating to the Company and the Plan.




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                    [Letterhead of Hogan & Hartson L.L.P.]


November 4, 2002
Page 2



     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "General Corporation Law, as amended" includes the statutory provisions contained in the General Corporation Law of the State of Delaware, as amended, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following issuance of the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                          Very truly yours,

                                          /s/ Hogan & Hartson L.L.P.

                                          HOGAN & HARTSON L.L.P.